Exhibit 10.222

FIRST AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT of Lease (this “Amendment”) is made and entered into this 15th day of August, 2001, by and between WESTERN CENTER PROPERTIES, INC. (“Landlord”) and PPD DEVELOPMENT, LLC (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Tenant entered into a lease, dated April 30, 2001 of certain space located at 8551 Research Way, Middleton, Wisconsin (the “Lease”), in a Building known as the Research Center (“Building”); and

WHEREAS, the Landlord is the current owner of the real estate which is the subject matter of the Lease; and

WHEREAS, the parties desire to extend the terms of their Lease on the Terms and Conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Additional Space: Landlord shall lease to Tenant approximately 9,533 square feet of adjacent space (“Additional Space”) as defined on Exhibit A (attached).

2. Rent: The initial rent for the Additional Space shall be Ten dollars and Ninety- Seven cents ($10.97) per square foot or One Hundred Four Thousand Five Hundred Seventy-Seven dollars and Zero cents ($104,577.00) annually, which sum shall be payable in equal consecutive monthly installments of Eight Thousand Seven Hundred Fourteen Dollars and Seventy-Five cents ($8,714.75) (based upon 9,533 square feet). On each annual anniversary of the Commencement Date, the rent for the Additional Space shall be increased by three (3%) percent.

3. Commencement Date: The initial term of the lease for this Additional Space shall begin on January 1, 2002.

4. Rent Commencement Date: Landlord agrees that payment of rent for the Additional Space shall commence on February1, 2002.

5. Termination Date. The lease for the Additional Space added by this amendment shall terminate on November 30, 2011.

6. Pro Rata Share: Effective with the Commencement Date of this Amendment as stated in Section 3 hereof, the Tenant’s pro rata share of common area expenses, real estate taxes and building insurance shall be twelve point eight percent (12.8%) (23,942 sq ft /187,061 total sq ft).

7. Alterations: Tenant agrees to take the space in “As Is” condition. Tenant agrees to pay for all renovations and improvements associated with demising the unit from the rest of the TDS Telecommunications Corporation’s space. This includes, but is not limited to, all HVAC, electrical, plumbing, demising walls, entrance alterations, etc. Construction plans must be approved by both Landlord and TDS Telecommunications Corporation prior to commencement of construction.

The Lease, as herein amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

LANDLORD:		TENANT:

WESTERN CENTER PROPERTIES, INC. a Wisconsin Corporation		PPD DEVELOPMENT, LLC a Texas Limited Liability Company

By:	/s/ Scott L. Berger	By:	/s/ Fred B. Davenport, Jr.
	Scott L. Berger		Fred B. Davenport, Jr.
	Vice President		Executive Vice President

EXHIBIT A